ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Carsunlimited.com, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
One billion, three hundred million shares of common stock, having a par value of $.001 each
One hundred million shares of preferred stock, having a par value of $.001 each

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
Thirty five million shares of common stock, having a par value of $.0001 each
two million shares of preferred stock, having a par value of $.0001 each

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
1/45 of a share of common stock shall be issued in exchange for each issued share of common stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
N/A

7. Effective date of filing (optional): March 2, 2007
(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X s/ Geoffrey Donaldson — Chief Executive Officer
Signature — Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.